Exhibit 10.13
Form of Executive Employment Agreement
CARDIAC SCIENCE CORPORATION

     Executive Employment Agreement
     This executive employment agreement (“Agreement”), effective                                         , is between Cardiac Science Corporation, a Delaware corporation (the “Company”), and [                    ] (“Executive”).
     W I T N E S S E T H:
     WHEREAS, the Company desires to continue to retain the services of Executive upon the terms and conditions set forth herein; and
     WHEREAS, Executive is willing to continue to provide services to the Company upon the terms and conditions set forth herein; and
     WHEREAS, Executive and the Company are parties to an Employment Agreement, dated by Executive as of [                    ], that the parties wish to void and replace with this Agreement as of the effective date of this Agreement;
     A G R E E M E N T S:
     NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Executive hereby agree to enter into an employment relationship in accordance with the terms and conditions set forth below.
1. EMPLOYMENT
     The Company will continue to employ Executive, and Executive will continue to accept employment by the Company as its [                    ] and report to the [                    ]. Subject to Sections 3.3 and 3.4, changes may be made from time to time by the Company in its sole discretion to the duties, reporting relationships and title of Executive. Executive will perform the duties of [                    ] and will devote [his/her] full time and attention to achieving the purposes and discharging of responsibilities afforded the position, and such other duties as may be assigned from time to time by the Company, which relate to the business of the Company and are reasonably consistent with Executive’s position. During Executive’s employment, Executive will not engage in any business activity that, in the reasonable judgment of the Chief Executive Officer or Board of Directors, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other advantage. Executive will comply with Company policies and procedures, and with all applicable laws and regulations, and will take reasonable steps to ensure that the operations Executive manages are in compliance with all applicable policies, procedures, laws and regulations.
2. COMPENSATION AND BENEFITS
     The Company agrees to pay or cause to be paid to Executive and Executive agrees to accept in exchange for the services rendered hereunder the following compensation and benefits:

     2.1 Annual Salary
     Executive’s compensation shall consist of an annual base salary (the “Salary”) of $[INSERT BASE SALARY], payable in accordance with the payroll practices of the Company. The Salary shall be reviewed, and shall be subject to change, by the Chief Executive Officer and/or the Board of Directors of the Company (or the Compensation Committee thereof) at least annually while Executive is employed hereunder.
     2.2 Bonus
     Executive shall be eligible to participate in the Company’s incentive bonus plan and in such other executive bonus plans as may be adopted from time to time by the Board of Directors of the Company (or the Compensation Committee thereof), subject to and in accordance with any applicable eligibility requirements.
     2.3 Benefits
     Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such benefit programs as are generally provided to the Company’s executives, which shall include, at a minimum, basic health, dental and vision insurance.
     2.4 Vacation and Other Paid Time-Off Benefits
     Each calendar year, Executive shall be entitled to up to five (5) weeks’ paid vacation or the amount of paid vacation provided under the Company vacation policy, whichever is longer. Vacation will be scheduled by mutual agreement and otherwise governed by the terms of such policy except as stated herein. Executive will also be provided such holidays and sick leave as the Company makes available to all of its other employees. Notwithstanding any other policy or practice, Executive’s unused vacation days shall expire at the end of each calendar year and upon the termination of Executive’s employment with the Company.
     2.5 Business Expenses
     Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by Executive in the conduct of the business of the Company, provided that Executive submits substantiation of all such expenses to the Company on a timely basis in accordance with standard policies of the Company.
3. TERMINATION
     3.1 Employment At Will
     Executive acknowledges and understands that employment with the Company is at will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law or provided for in this Agreement. Nothing in this Agreement is intended to alter Executive’s at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location. Either the Company or Executive may terminate this agreement at any time for any reason, with or without notice. Except as expressly provided for in this Agreement, upon any termination of employment, Executive shall not be entitled to receive any payments or benefits under this Agreement other than any unpaid Salary earned through the date of termination. Such amounts shall be paid in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated.
     3.2 Automatic Termination on Death or Total Disability
     This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform the duties of his position for a period or periods aggregating ninety (90) calendar days in any period of one hundred eighty days (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Executive and the Company hereby acknowledge that Executive’s ability to perform the duties specified in Section 1 is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors of the Company (or the Compensation Committee thereof) of Executive’s Total Disability. In the case of termination of employment under this Section 3.2, Executive shall not be entitled to receive any payments or benefits under this Agreement other than any unpaid Salary, which shall be paid in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated.
     3.3 Termination Without Cause or for Good Reason, Other Than in Connection with a Change of Control
     If (a) the Company terminates Executive’s employment without Cause (as defined below), or (b) Executive resigns for Good Reason (as defined below), then Executive shall be entitled to receive the following termination payments, except that this Section 3.3 shall not apply to, and shall have no effect in connection with, any termination to which Section 3.2 or Section 3.4 of this Agreement applies:
     (1) An amount totaling [INSERT SEVERANCE PAYMENT PERIOD – 18, 12, 9] months’ Salary, at the rate in effect immediately prior to termination, to be paid to Executive in accordance with the terms below (“Severance Payments”).
     (2) Company-paid premiums for Executive and Executive’s spouse’s and dependents’ continuing health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), for the shorter of (i) [INSERT BENEFITS PERIOD – 18, 12, 9] months; (ii) until such date as Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plan(s); or (iii) until such date as Executive obtains health coverage through another employer, provided that such benefits will be provided only if, as a result of Executive’s termination without Cause or resignation for Good Reason, Executive is eligible for and timely (and properly) elects COBRA continuation coverage for Executive under the Company’s group health plan(s).
     (3) Unpaid Salary, paid in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated.
     (4) Executive’s earned and unpaid bonuses for the year in which Executive’s employment terminates, calculated according to the bonus plan criteria in place for that year, but pro-rated through the date of termination. Such bonus, if any, shall be paid in a lump-sum payment on the date such bonuses are paid to eligible employees; provided that such payment shall be paid no later than the 15th day of the third calendar month following the end of the calendar year in which Executive’s employment terminated.
     The Severance Payments, bonus equivalent and benefits described above are expressly contingent upon Executive’s signing upon termination a full release in a form acceptable to the Company, and are further contingent upon Executive’s full and continued compliance with the terms of Section 4 of this Agreement. Severance Payments shall be paid to Executive through the Company’s or Successor Employer’s normally scheduled payroll during the [INSERT SEVERANCE PAYMENT PERIOD – 18, 12, 9] month period immediately following the date on which Executive’s employment was terminated without Cause or Executive resigned for Good Reason. Each such installment payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     3.4 Termination in Connection with a Change of Control
3.4.1	Severance Benefits for Qualified Terminations in Connection with a Change of Control
     If (a) during the period commencing on the date the Company enters into a definitive agreement with respect to a transaction that would constitute a Change of Control (as defined below) and ending on the date the definitive agreement therefor is terminated or the Change of Control is consummated, the Company terminates Executive’s employment without Cause (as defined below), (b) during the period commencing upon the consummation of the Change of Control and ending twenty-four (24) months thereafter, the Company or, if applicable, the surviving or successor employer (“Successor Employer”) terminates Executive’s employment without Cause (as defined below), or (c) during the period commencing upon the consummation of the Change of Control and ending twenty-four (24) months thereafter, Executive resigns for Good Reason (as defined below), then Executive shall be entitled to receive the following payments and benefits:
     (1) An amount equal to [INSERT SEVERANCE PAYMENT PERIOD – 24, 18, 12] months’ Salary (measured as the higher of the Salary in effect immediately prior to the Change of Control or the Salary in effect immediately prior to termination) plus [INSERT BONUS PAYMENT PERCENTAGE – 200, 150, 100]% of Executive’s Target Bonus for the year in which termination occurs, paid to Executive in accordance with the terms below (“CIC Severance Payments”).
     (2) Company-paid premiums for Executive and Executive’s spouse’s and dependents’ continuing health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), for the shorter of (i) [INSERT BENEFITS PERIOD – 24, 18, 12] months; (ii) until such date as Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plan(s); or (iii) until such date as Executive obtains health coverage through another employer, provided that such benefits will be provided only if, as a result of Executive’s termination without Cause or resignation for Good Reason, Executive is eligible for and timely (and properly) elects COBRA continuation coverage for Executive under the Company’s group health plan(s).
     (3) Unpaid Salary as of the date Executive’s employment terminates, paid in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated.

     (4) Executive’s earned and unpaid bonuses for the year in which Executive’s employment terminates, calculated according to the bonus plan criteria in place for that year, but pro-rated through the date of termination. Such bonus, if any, shall be paid in a lump-sum payment on the date such bonuses are paid to eligible employees; provided that such payment shall be paid no later than the 15th day of the third calendar month following the end of the calendar year in which Executive’s employment terminated.
     (5) Accelerated vesting of one hundred percent (100%) of (A) Executive’s then unvested options to purchase shares of the Company’s common stock or the options to purchase common stock of the Successor Employer issued in substitution therefor in connection with the Change of Control, (B) any restricted stock units, or (C) other similar stock-based awards.
     The CIC Severance Payments, bonus equivalent and benefits described above are expressly contingent upon Executive’s signing upon termination a full release in a form acceptable to the Company and/or a Successor Employer, as applicable, and are further contingent upon Executive’s full and continued compliance with the terms of Section 4 of this Agreement. CIC Severance Payments shall be paid to Executive through the Company’s or Successor Employer’s normally scheduled payroll during the [INSERT SEVERANCE PAYMENT PERIOD – 24, 18, 12] month period immediately following the date on which Executive’s employment was terminated without Cause or Executive resigned for Good Reason. Each such installment payment shall be treated as a separate payment for purposes of Code Section 409A.
3.4.2	Change of Control
     For purposes of this Agreement, “Change of Control” means:
     (a) a merger or consolidation of the Company with or into any other company, entity or person;
     (b) a sale, lease, exchange or other transfer, in one transaction or a series of transactions undertaken with a common purpose, of all or substantially all of the Company’s then outstanding securities or all or substantially all of the Company’s assets;
     (c) the purchase of a significant portion of the Company’s common stock without approval of a majority of the Company’s incumbent directors; or
     (d) a successful proxy contest, which is stated in terms of the Board of Directors becoming composed of a majority of persons that are not incumbent directors (or appointed or nominated by incumbent directors)..
     Notwithstanding the foregoing, a Change of Control shall not include a Related Party Transaction. A “Related Party Transaction” means:
     (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company outstanding immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the surviving or successor entity immediately after the merger or consolidation;

     (b) a sale, lease, exchange or other transfer of the Company’s assets to a majority-owned subsidiary company;
     (c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including but not limited to reincorporating the Company in a different jurisdiction; or
     (d) a corporate dissolution or liquidation.
3.4.3	Code Section 280G
     (a) Notwithstanding anything in this Agreement to the contrary, in the event that Executive becomes entitled to receive or receives any payment or benefit under this Agreement or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Code Section 4999, or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive either (i) the full amount of the Total Payments or (ii) an amount equal to the Total Payments, reduced by the minimum amount necessary to prevent any portion of the Total Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Total Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the effective date of the Change in Control occurs, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Executive’s residence on the effective date of the Change in Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).
     (b) All computations and determinations called for by this Section 3.4.3 shall be made by a reputable independent public accounting firm or independent tax counsel appointed by the Company (the “Firm”). All determinations made by the Firm under this Section 3.4.3 shall be conclusive and binding on both the Company and Executive, and the Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten (10) business days after Executive’s employment terminates under any of the circumstances described in Section 3.4.1, or such earlier time as is requested by the Company. For purposes of making its determinations under this Section 3.4.3, the Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in making its determinations. The Company shall bear all fees and expenses charged by the Firm in connection with its services.
     (c) In the event that Section 3.4.3(a) applies and a reduction is required to be applied to the Total Payments thereunder, the Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Total Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (ii) reduction of any Total Payments that are exempt from Code Section 409A.
     3.5 Definitions of “Cause” and “Good Reason”
3.5.1	Cause
     Wherever reference is made in this Agreement to termination being with or without Cause, "Cause” shall mean the occurrence of one or more of the following events:
     (a) willful misconduct, insubordination or dishonesty in the performance of Executive’s duties or a knowing and material violation of the Company’s or the Successor Employer’s policies and procedures in effect from time to time which results in a material adverse effect on the Company or the Successor Employer;
     (b) the continued failure of Executive to satisfactorily perform his duties after receipt of written notice that identifies the areas in which Executive’s performance is deficient;
     (c) willful actions in bad faith or intentional failures to act in good faith by Executive with respect to the Company or the Successor Employer that materially impair the Company’s or the Successor Employer’s business, goodwill or reputation;
     (d) conviction of Executive of a felony or misdemeanor, conduct by Executive that the Company reasonably believes violates any statute, rule or regulation governing the Company, or conduct by Executive that the Company reasonably believes constitutes unethical practices, dishonesty or disloyalty and that results in a material adverse effect on the Company or the Successor Employer;
     (e) current use by Executive of illegal substances;
     (f) any material violation by Executive of the Confidentiality Agreement; or
     (g) solely for purposes of a termination without Cause to which Section 3.3 applies, the Company fails as a business enterprise, as evidenced by the Company’s (i) voluntary or involuntary entry into bankruptcy proceedings or (ii) winding up its affairs because in the judgment of the Board of Directors of the Company the Company is no longer economically viable.
3.5.2	Good Reason
     For the purposes of this Agreement, “Good Reason” shall mean that Executive, without his or her consent, has:

     (a) incurred a material reduction in title, status, authority or responsibility at the Company or the Successor Employer (relative to title, status, authority or responsibility immediately prior to the Change of Control);
     (b) incurred a material reduction in Executive’s annual Salary or bonus opportunity; or material adverse modifications to the stock option awarded to Executive, or the Stock Plan (or any similar stock option plan);
     (c) suffered a material breach of this Agreement by the Company or the Successor Employer; or
     (d) been required to relocate or travel more than fifty (50) miles from his then current place of employment in order to continue to perform the duties and responsibilities of his/her position (not including customary travel as may be required by the nature of his/her position).
     Notwithstanding the foregoing, termination of employment by Executive will not be for Good Reason unless (x) Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (y) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (z) Executive actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition. If Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason.
4. CONFIDENTIALITY; NON-SOLICITATION; NON-COMPETITION
     4.1 Confidentiality Agreement
     Executive recognizes that the Company’s business and continued success depend upon the use and protection of confidential information and proprietary information, and therefore Executive is subject to, and this Agreement is conditioned on agreement to, the terms of the non-disclosure agreement (the “Confidentiality Agreement”) entered into by Executive and the terms of the Confidentiality Agreement shall survive the termination of Executive’s employment with the Company or Successor Employer.
     4.2 Non-Solicitation Agreement
     (a) During Executive’s employment with the Company and/or a Successor Employer and for one year after the termination of such employment, Executive will not induce, or attempt to induce, any employee or independent contractor of the Company and/or a Successor Employer to cease such employment or relationship to engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business (defined below).
     (b) During Executive’s employment with the Company and/or a Successor Employer and for one year after the termination of such employment, Executive will not, directly or indirectly (i) solicit, divert, appropriate to or accept on behalf of any Competing Business, or (ii) attempt to solicit, divert, appropriate to or accept on behalf of any Competing Business, any business from any customer or actively sought prospective customer of the Company with whom Executive has dealt, whose dealings with the Company have been supervised by Executive or about whom Executive has acquired confidential information in the course of his employment.
     4.3 Non-Competition Agreement
     During Executive’s employment with the Company and/or a Successor Employer and for one year after the termination of such employment, Executive will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this Section 4.3, Executive will not be considered to be connected with any Competing Business solely on account of ownership of less than five percent of the outstanding capital stock or other equity interests in any Competing Business. Executive agrees that this restriction is reasonable, but further agrees that should a court exercising jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable.
     4.4 Competing Business
     “Competing Business” means any business whose efforts are in competition with the efforts of the Company. A Competing Business includes any business whose efforts involve any research and development, products or services in competition with products or services which are, during and at the end of Executive’s employment with the Company and/or a Successor Employer, (a) produced, marketed or otherwise commercially exploited by the Company and/or a Successor Employer, or (b) in actual research or development by the Company and/or a Successor Employer, or (c) planned for future research and development by the Company and/or a Successor Employer, as demonstrated by objective evidence, such as budget allocations, work assignments, hiring decisions, planning documents, or other similar documentation.
5. ASSIGNMENT
     This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any Successor Employer; (b) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (c) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (d) any subsidiary, parent or other affiliate of the Company. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
6. AMENDMENTS IN WRITING
     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.
7. APPLICABLE LAW
     This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.
8. ENTIRE AGREEMENT
     This Agreement, on and as of the date hereof, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter are hereby superseded.
9. SEVERABILITY
     If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
10. CODE SECTION 409A
     With respect to any payments or benefits hereunder that are subject to Code Section 409A and any official guidance and regulations issued thereunder (together “Code Section 409A”) and that are payable on account of Executive’s termination of employment, such payments shall only be made if such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement will be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
     The Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following Executive’s “separation from service” for reasons other than Executive’s death shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive in a lump sum on the first business day after the earlier of the date that is six (6) months following Executive’s separation from service.
     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

EXECUTIVE

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CARDIAC SCIENCE CORPORATION

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Its

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